Exhibit 99.1

Duke Energy Carolinas
Partial Settlement in North Carolina Rate Case (Docket E-7 Sub 1214)

Background:

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On September 30, 2019, Duke Energy Carolinas (DEC) filed a rate case with the North Carolina Utilities Commission (NCUC) to request an approximate overall 6.0 percent increase in annualized retail revenues, or approximately $291 million:

◦	The rate case filing requests an overall rate of return of 7.58% based on approval of a 10.3% return on equity and a 53% equity component of the capital structure

◦	The filing is based on a North Carolina retail rate base of $15.5 billion as of June 30, 2019 and adjusted for known and measurable changes through January 2020

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The filing requests recovery of $193 million of deferred storm costs over 8 years, including costs incurred to rebuild the electric system and restore power after major storms in 2018, including Hurricanes Florence and Michael and Winter Storm Diego

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On March 25, 2020, Duke Energy Carolinas (DEC) and the Public Staff - North Carolina Utilities Commission (Public Staff) filed an Agreement and Stipulation of Partial Settlement (Stipulation) resolving certain issues in the base rate proceeding

Major components of the Stipulation:

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DEC will remove deferred storm costs from the rate case and file a petition seeking to securitize the costs within 120 days of a Commission order in the rate case regarding the reasonableness and prudency of the storm costs

•	The parties agreed to certain assumptions to demonstrate quantifiable benefits to customers of a securitization financing

•	Agreement on certain minor accounting matters, including recovery of employee incentives, severance, aviation costs, and executive compensation

Additional Information:

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The partial settlement does not include an agreement on ROE, capitalization structure, coal ash recovery, depreciation rates, the grid improvement plan, or the return of unprotected EDIT, among other things. Nothing precludes these and other parties from continuing settlement discussions regarding these remaining or other issues

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The Stipulation is subject to the review and approval of the NCUC. An evidentiary hearing to review the Stipulation and other issues in the case, originally scheduled for March 23, 2020, has been delayed approximately 60 days due to the COVID-19 pandemic

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DEC has requested new rates go into effect August 1, 2020. With the delay in the hearing, the Company is evaluating whether it would put interim rates into effect, subject to refund, if it does not receive an order by this date or request approval for deferrals or other accounting mechanisms in lieu of interim rates